Mediware Announces Resignation of CEO and Appointment of John Damgaard to the Newly Created Position of Chief Operating Officer

LENEXA, KS, July, 2 - Mediware Information Systems Inc.'s (Nasdaq: MEDW) chairman, Lawrence A. Auriana, announced that James Burgess has resigned as chief executive officer, president and a director of the company, effective September 24, 2007.  Mr. Auriana also announced the appointment of John Damgaard, vice president and general manager of the Company’s Blood Management Division to the newly created role of chief operating officer and senior vice president, effective today. The board has formed a succession committee, chaired by Mr. Auriana, to identify candidates for a new chief executive officer of the Company.

Mr. Burgess joined Mediware in 2005 as Mediware's chief executive officer and president.  He used his more that 20 years of experience in information technology to guide the company as it migrated its large blood management customer base to HCLL™, Mediware’s next generation transfusion and donor management software platform. Burgess also helped engineer the early adopter stage of Mediware’s MediMAR® and MediCOE™ software products, which are now well-positioned to help drive the company’s future growth.

"We truly appreciate James’ service to the company.  Under his leadership, customer satisfaction and employee morale has improved greatly.  Mediware is positioned for future growth” Mr. Auriana said. "We wish James the best of luck and success in the future."

Mr. Damgaard joined Mediware in 2003 as vice president and chief operating officer of the Company’s Blood Management Division, becoming its general manager in 2006. “During his more than four years at the company, John has done an excellent job in leading our operations in the blood management division. We are especially pleased with his leadership of the division during its record revenue year in fiscal 2007,” said Mr. Auriana. “We are creating the Chief Operating Officer role to leverage John’s extensive operations experience and proven track record across all of Mediware’s businesses.”

“Mediware has strong products, dedicated employees and committed customers,” Mr. Auriana continued. “I expect that, with John’s leadership and this combination of assets, Mediware will continue to be a strong provider of specialized solutions that deliver on patient safety.”

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care – Medication Management, Perioperative Management and Blood Management (transfusion, inventory and donor practices) – with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.

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